CALCULATION OF REGISTRATION FEE

Title	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,182,000.00	$602.15

PRICING SUPPLEMENT No. K444 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 Dated October 28, 2014
Credit Suisse AG $5,182,000 Airbag Performance Securities
Linked to the Performance of the S&P/TSX 60 Index due October 31, 2019
Principal at Risk Securities
Investment Description
These Airbag Performance Securities (the “Securities”) are senior, unsecured obligations of Credit Suisse AG, acting through its London Branch (“Credit Suisse” or the “Issuer”) linked to the performance of the S&P/TSX 60 Index (the “Underlying”). The Securities will rank pari passu with all of our other senior unsecured obligations. If the Underlying Return is greater than zero, Credit Suisse will pay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Underlying Return multiplied by (iii) the Upside Participation Rate of 156.25%. If the Underlying Return is equal to or less than zero by not more than the Threshold Percentage of 20%, Credit Suisse will pay the full Principal Amount at maturity. However, if the Underlying Return is less than -20%, Credit Suisse will pay less than the full Principal Amount at maturity, if anything. In this case, you will be exposed to the downside performance of the Underlying beyond the Threshold Percentage at a rate greater than 1-for-1.  Specifically, you will be exposed to a 1.25% decrease for each additional 1% that the Underlying decreases by more than the Threshold Percentage of 20%. In that case, you could lose a significant amount and possibly up to all of your investment. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount.  The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Securities.

Features	Key Dates
❑ Participation in Positive Underlying Returns: If the Underlying Return is greater than zero, Credit Suisse will pay the Principal Amount at maturity plus a return equal to the Underlying Return multiplied by the Upside Participation Rate.  If the Underlying Return is less than zero, you may be exposed to the negative Underlying Return at maturity.

❑ Contingent Repayment of Principal at Maturity:  If the Underlying Return is equal to or less than zero by not more than the Threshold Percentage of 20%, Credit Suisse will pay the full Principal Amount at maturity. However, if the Underlying Return is less than -20%, Credit Suisse will pay less than the full Principal Amount at maturity, if anything. In this case, you will be exposed to the downside performance of the Underlying beyond the Threshold Percentage at a rate greater than 1-for-1.  Specifically, you will be exposed to a 1.25% decrease for each additional 1% that the Underlying decreases by more than the Threshold Percentage of 20%.  In that case, you could lose a significant amount and possibly up to all of your investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.
	Trade Date Settlement Date Valuation Date* Maturity Date*	October 28, 2014 October 31, 2014 October 25, 2019 October 31, 2019

* The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event, and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.  YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY EXCHANGE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Security Offering

This pricing supplement relates to Securities linked to the performance of the S&P/TSX 60 Index. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Underlying. The Securities are offered at a minimum investment of 1 Security at $1,000.00 per Security, and integral multiples of $1,000.00 in excess thereof.

Underlying	Initial Level	Upside Participation Rate	Threshold Percentage	CUSIP	ISIN
S&P/TSX 60 Index	848.69	156.25%	20%	22547T191	US22547T1916
Credit Suisse currently estimates the value of each $1,000.00 principal amount of the Securities on the Trade Date is $941.30 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Securities (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Securities” on page 2. The Securities will have the terms set forth in the accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Securities	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Performance of the S&P/TSX 60 Index due October 31, 2019	$5,182,000.00	$1,000.00	$181,370.00	$35.00	$5,000,630.00	$965.00

(1) UBS Financial Services Inc., which we refer to as UBS, will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $35.00 per $1,000.00 principal amount of Securities. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Securities

You should read this pricing supplement together with the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these Securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement No. AK-I dated March 23, 2012:
http://www.sec.gov/Archives/edgar/data/1053092/000095010312001507/dp29507_424b2-aki.htm

♦	Prospectus supplement and Prospectus dated March 23, 2012:
http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

The Securities are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Securities described in this pricing supplement differs from, or is inconsistent with, the terms described in the product supplement or prospectus supplement, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Securities and the owner of any beneficial interest in the Securities, amend the Securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Key Risks” in this pricing supplement, as the Securities involve risks not associated with conventional debt Securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment, and you are willing to be exposed to the downside performance of the Underlying beyond the Threshold Percentage at a rate of 1.25% for each additional 1% that the Underlying decreases by more than the Threshold Percentage of 20%.

♦    You are willing to forgo any dividends paid on the equity securities included in the Underlying.

♦    You are willing to hold the Securities to maturity as stated on the cover hereof, and accept that there may be little or no secondary market for the Securities.

♦    You believe that the Underlying will appreciate during the term of the Securities.

♦    You believe the Underlying will appreciate over the term of the Securities and you are willing to invest in the Securities based on the Upside Participation Rate of 156.25%.

♦    You can tolerate fluctuations of the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦    You are willing to forgo any dividends paid on the equity securities included in the Underlying.

♦    You do not seek current income from your investment.

♦    You seek an investment with exposure to companies in Canada.

♦    You are willing to assume the credit risk of Credit Suisse for all payments under the Securities, and understand that the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse.

The Securities may not be suitable for you if:

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You seek an investment designed to provide a full return of principal at maturity.

♦    You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to be exposed to the downside performance of the Underlying beyond the Threshold Percentage at a rate of 1.25% for each additional 1% that the Underlying decreases by more than the Threshold Percentage of 20%.

♦    You prefer to receive the dividends paid on the equity securities included in the Underlying.

♦    You are unable or unwilling to hold the Securities to maturity as stated on the cover hereof, or you seek an investment for which there will be an active secondary market for the Securities.

♦    You believe that the Underlying will depreciate during the term of the Securities and that the percentage depreciation from the Initial Level to the Final Level is likely to be greater than the Threshold Percentage.

♦    You are unwilling to invest in the Securities based on the Upside Participation Rate of 156.25%.

♦    You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Credit Suisse or another issuer with a similar credit rating.

♦    You prefer to receive the dividends paid on the equity securities included in the Underlying.

♦    You seek current income from your investment.

♦    You do not seek an investment with exposure to companies in Canada.

♦    You are unwilling to assume the credit risk of Credit Suisse for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement for risks related to an investment in the Securities.

Final Terms		Investment Timeline
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London Branch.
Principal Amount	$1,000.00 per Security
Term
5 years. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust the Valuation Date and Maturity Date to ensure that the stated term of the Securities remains the same.

Underlying	S&P/TSX 60 Index
Threshold Percentage	20%
Upside Participation Rate	156.25%
Downside Multiplier	1.25
Payment at Maturity (per Security)
If the Underlying Return is greater than zero, Credit Suisse will pay you a cash payment calculated as follows:

$1,000 + [$1,000 × (Underlying Return × Upside Participation Rate)]

If the Underlying Return is equal to or less than zero by not more than the Threshold Percentage, Credit Suisse will pay you a cash payment of:

$1,000 per Security

If the Underlying Return is less than zero by more than the Threshold Percentage, Credit Suisse will pay you a cash payment calculated as follows:

$1,000 + [$1,000 × (Underlying Return + Threshold Percentage) × Downside Multiplier]

In this case, you will lose 1.25% of principal for each additional 1% that the Underlying Return is less than -20%. You will lose a significant amount and possibly all of your investment.

Underlying Return	Final Level – Initial Level Initial Level
Initial Level	848.69, which is the Closing Level of the Underlying on the Trade Date.
Final Level	The Closing Level of the Underlying on the Valuation Date.
Valuation Date(1)	October 25, 2019
Maturity Date(1)	October 31, 2019
CUSIP / ISIN	22547T191 / US22547T1916
(1) Subject to the market disruption event provisions set forth in the accompanying product supplement under “Description of the Securities—Market disruption events.”

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE ABILITY OF CREDIT SUISSE TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES.

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Underlying. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦
You may receive less than the principal amount at maturity — The Securities do not guarantee the return of any of your investment. If the Underlying Return is less than -20%, you will lose a percentage of the Principal Amount equal to the product of (i) the Downside Multiplier and (ii) the sum of (a) the Underlying Return and (b) the Threshold Percentage. Accordingly, if the Underlying Return is less than -20%, you will be exposed to the downside performance of the Underlying beyond the Threshold Percentage at a rate greater than 1-for-1.  You will be exposed to a 1.25% decrease for each additional 1% that the Underlying decreases by more than the Threshold Percentage of 20%. You could lose your entire investment. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

♦
The Securities are subject to the credit risk of Credit Suisse — Although the return on the Securities will be based on the performance of the Underlying, the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse. You are dependent on our ability to pay all amounts due on the Securities and, therefore, you are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Securities prior to maturity.

♦
The Securities do not pay interest — We will not pay interest on the Securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Underlying. Because the Payment at Maturity may be less than the amount originally invested in the Securities, the return on the Securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each Security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

♦
The stated payout from the Issuer applies only if you hold the Securities to maturity — The value of the Securities prior to maturity may be less than the initial investment amount and substantially different than the amount expected at maturity. If you are able to sell your Securities prior to maturity in the secondary market, your return may be less than the Underlying Return and you may receive less than your initial investment amount even if the Underlying Return is equal to or less than zero by not more than the Threshold Percentage at that time. The stated payout on the Securities, including the application of the Threshold Percentage and Upside Participation Rate, applies only if you hold the Securities to maturity.

♦
The closing level of the Underlying will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks are traded in a foreign currency and the Securities are denominated in U.S. dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currency in which the constituent stocks of the Underlying are based because both the Underlying and its component securities are valued in the same foreign currency and are not converted into U.S. dollars. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦
Risks associated with investments in securities linked to the performance of foreign equity securities — The equity securities included in the Underlying are issued by foreign companies and trade in foreign securities markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

♦
The estimated value of the Securities on the Trade Date may be less than the Price to Public — The initial estimated value of your Securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Securities and the cost of hedging our risks as issuer of the Securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the Securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦
Effect of interest rate used in structuring the Securities — The internal funding rate we use in structuring notes such as these Securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”).  If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Securities. We will also use our internal funding rate to determine the price of the Securities if we post a bid to repurchase your Securities in secondary market transactions. See “—Secondary Market Prices” below.

♦
Secondary market prices  — If Credit Suisse (or an affiliate) bids for your Securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Securities on the Trade Date. The estimated value of the Securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Securities in the secondary market (if any exists) at any time. The secondary market price of your Securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness.  In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your Securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Securities may be lower than the price at which we may repurchase the Securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Securities from you at a price that will exceed the then-current estimated value of the Securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 12 months.

The Securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Securities to maturity.

♦
Lack of liquidity — The Securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities when you wish to do so. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

♦
Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Securities. Further, hedging activities may adversely affect any payment on or the value of the Securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Securities, which creates an additional incentive to sell the Securities to you.

♦
Many economic and market factors will affect the value of the Securities — In addition to the level of the Underlying, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlying;

o	the time to maturity of the Securities;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlying or markets generally and which may affect the levels of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Securities prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity.

The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦
No ownership rights relating to the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned the assets that comprise the Underlying. The return on your investment, which is based on the percentage change in the Underlying, is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlying.

♦
No dividend payments or voting rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying.

Hypothetical Examples of How the Securities Might Perform

The examples and table below illustrate Payments at Maturity for a hypothetical offering of the Securities under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlying. The actual terms are set forth on the cover of this pricing supplement and under “Final Terms” above. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due:

Principal Amount:	$1,000.00
Term:	5 years
Threshold Percentage:	20%
Upside Participation Rate:	156.25%
Downside Multiplier:	1.25

Example 1 — The level of the Underlying increases by 10% from the Initial Level to the Final Level.  The Underlying Return is greater than zero, and the Payment at Maturity is calculated as follows:

Underlying Return = 10%
Payment at Maturity = $1,000 + [$1,000 × (10% × 156.25%)] = $1,156.25

Because the Underlying Return is equal to 10%, the Payment at Maturity is equal to $1,156.25 per $1,000.00 Principal Amount of Securities, resulting in a total return on the Securities of 15.625%.

Example 2 — The level of the Underlying decreases by 10% from the Initial Level to the Final Level.  The Underlying Return is negative, and the Payment at Maturity is calculated as follows:

Underlying Return = -10%
Payment at Maturity = $1,000.00

Because the Underlying Return is equal to or less than zero by not more than the Threshold Percentage of 20%, Credit Suisse will pay you a Payment at Maturity equal to $1,000.00 per $1,000.00 Principal Amount of Securities, resulting in a zero percent return on the Securities.

Example 3 — The level of the Underlying decreases by 60% from the Initial Level to the Final Level.  The Underlying Return is negative, and the Payment at Maturity is calculated as follows:

Underlying Return = -60%
Payment at Maturity = $1,000 + [$1,000 × (-60% +20%) × 1.25] = $500.00

Because the Underlying Return is less than -20%, the Securities will be fully exposed to the downside performance of the Underlying beyond the Threshold Percentage at a rate greater than 1-for-1. Therefore, the Payment at Maturity is equal to $500.00 per $1,000.00 Principal Amount of Securities, resulting in a total loss on the Securities of 50%.

If the Underlying Return is less than -20%, the Securities will be fully exposed to the downside performance of the Underlying beyond the Threshold Percentage at a rate greater than 1-for-1, and you will lose a significant portion or all of your Principal Amount at maturity.

Hypothetical Payment at Maturity for each $1,000.00 Principal Amount of Securities.

The table below illustrates, for a $1,000.00 investment in the Securities, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the Securities will depend on the Final Level. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Underlying Return	Return on the Securities	Payment at Maturity per $1,000 Principal Amount
100.00%	156.25%	$2,562.50
90.00%	140.63%	$2,406.25
80.00%	125.00%	$2,250.00
70.00%	109.38%	$2,093.75
60.00%	93.75%	$1,937.50
50.00%	78.13%	$1,781.25
40.00%	62.50%	$1,625.00
30.00%	46.88%	$1,468.75
20.00%	31.25%	$1,312.50
10.00%	15.63%	$1,156.25
0.00%	0.00%	$1,000.00
−5.00%	0.00%	$1,000.00
−10.00%	0.00%	$1,000.00
−20.00%	0.00%	$1,000.00
−20.01%	−0.01%	$999.00
−30.00%	−12.50%	$875.00
−40.00%	−25.00%	$705.00
−50.00%	−37.50%	$625.00
−60.00%	−50.00%	$500.00
−70.00%	−62.50%	$375.00
−80.00%	−75.00%	$250.00
−90.00%	−87.50%	$125.00
−100.00%	−100.00%	$0.00

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material United States Federal Income Tax Considerations” beginning on page PS-53 of the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Underlying that are eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, if the security provides for the payment of the redemption amount in cash based on the return of the Underlying, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year (excluding the look back observation period, if applicable), such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the redemption amount in physical shares or units of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year (excluding the look back observation period, if applicable) at the time of disposition.  For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after June 30, 2014, may be subject to 30% withholding.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract; (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract; (c) the underlying security is not readily tradable on an established securities market; or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed  regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment.  An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, contingent payment debt instrument, or other contractual arrangement.  For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  A specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract.  If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability.  If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI).  The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to notes that are linked to certain indices or baskets.  The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  The proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on February 26, 2014, the Chairman of the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2014, or any securities held after December 31, 2019, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

The Underlying

We have derived all information contained in this pricing supplement regarding the S&P/TSX 60 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”), a joint venture company owned by The McGraw-Hill Companies, Inc., CME Group Inc. and Dow Jones & Company, Inc. The S&P/TSX 60 Index is calculated and managed by S&P Dow Jones.  The Toronto Stock Exchange (“TSX”) is the owner and distributor of all S&P/TSX equity index data.  S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the S&P/TSX 60 Index.

The S&P/TSX 60 Index is reported by Bloomberg L.P. under the ticker symbol “SPTSX60.”

The S&P/TSX indices provide investable indices for the Canadian equity markets.  The S&P/TSX 60 Index is a subset of the S&P/TSX Composite Index.  The S&P/TSX Composite Index is the principal broad market measure for the Canadian equity markets.  The S&P/TSX 60 Index has 60 constituents and represents Canadian large capitalization securities with a view to matching the sector balance of the S&P/TSX Composite Index.

Composition and Maintenance

The S&P/TSX 60 Index is maintained by the S&P/TSX Canada Index Committee (the “Index Committee”), which comprises a team of seven, including four members from Standard & Poor’s and three from the TSX.  The Index Committee follows a set of published guidelines for maintaining the index, which are summarized below.

Criteria for S&P/TSX 60 Index Additions.  Additions are made on an as-needed basis as determined by the Index Committee based on the following criteria:

•	Eligibility. Generally, to be eligible for inclusion in the S&P/TSX 60 a company must be a constituent of the S&P/TSX Composite.

•	Listing. Only stocks listed on the TSX are considered for inclusion in any of the S&P/TSX indices. Only stocks listed on the TSX are considered for inclusion in any of the S&P/TSX indices.

•
Market Capitalization. Larger companies, as measured by the float-adjusted market capitalization, are considered for the S&P/TSX 60. A company’s float-adjusted market capitalization is calculated by removing control blocks of 10% or more.

•
Liquidity. Only stocks that are actively and regularly traded are considered for inclusion in any S&P/TSX index. As a general guideline, only stocks with a float turnover exceeding 0.35 are considered for inclusion in the S&P/TSX 60.

•	Sector Representation. The Index Committee strives to maintain S&P/TSX 60 sector weights reflective of the GICS® sector weights in the S&P/TSX Composite.

Criteria for S&P/TSX 60 Index Removals.  Companies that substantially violate one or more of the requirements for continued inclusion, or companies involved in mergers, acquisitions, or significant restructuring such that they do not qualify for inclusion, may be considered for removal. The Index Committee endeavors to minimize unnecessary turnover in index membership, and will determine each removal on a case by case basis.  The most common cause of deletion is merger or acquisition of a company. Other common reasons for deletion include bankruptcy, restructuring or other corporate actions.  The timing of removals is at the discretion of the Index Committee.

Criteria for S&P/TSX Composite Index Additions.  Additions to the S&P/TSX Composite Index are generally only made as part of the quarterly rebalancing review that occurs each March, June, September and December.  A security must meet the following eligibility requirements to be considered for inclusion:

•
Market Capitalization.  To be eligible, a security must meet the following two criteria:  (1) based on the volume weighted average price (“VWAP”) over the last three trading days of the month-end prior to the quarterly review, the security must represent a minimum weight of 0.05% of the index, after including the Quoted Market Value (“QMV”) of that security in the total float capitalization of the index. In the event that any component security has a weight of more than 10% at any month-end, the minimum weights for the purpose of inclusion will be capped at 25% of that security's relative weight in its particular industry sector; and (2) the security must have a minimum VWAP of C$1 over the past three months and over the last three trading days of the month-end prior to the quarterly review.

•
Liquidity. Liquidity will be measured by float turnover (total number of shares traded at Canadian trading venues in the previous 12 months divided by float-adjusted shares outstanding at the end of the period). Liquidity must be 0.50 for eligibility.

•
Domicile. Issuers of component securities must be incorporated, established, in the case of income trusts, or formed, in the case of limited partnerships, under Canadian federal, provincial, or territorial jurisdictions and listed on the TSX.

•
Ineligible Securities. Securities issued by mutual fund corporations, preferred shares, exchangeable shares, warrants, installment receipts and other securities deemed inappropriate by the Index Committee, from time to time, are not eligible for inclusion in the index. Installment receipts are not eligible for inclusion in the index, but can be used in lieu of common share trading history. Securities that are “paper-clipped” combinations of equity and debt, and which can be separated by holders, will not be eligible. “Stapled” securities, in which a combination of securities trade as one and cannot be broken apart, will be eligible for inclusion. (Income Deposit Securities [IDS], Enhanced Income Securities [EIS] and Income participating Securities [IPS] are paper-clipped and, therefore, are ineligible.).

To be eligible, securities must be listed on the TSX for at least six full calendar months as of the month-end prior to the applicable quarterly review. In evaluating companies graduating from the TSX Venture Exchange to the TSX, only trading that occurred after listing on the TSX will be included in the liquidity calculation.

•
Sufficient Liquidity. Stocks must have sufficient liquidity on the TSX to assure reliable price discovery through trading on the TSX. The Index Committee may exclude securities if, in the opinion of the Index Committee, liquidity is not sufficient.

•
Shares Outstanding. The shares counted for index calculation are issued and outstanding shares of a security (rounded to the nearest thousand). This count is float-adjusted to reflect only available shares, not all of a company’s outstanding shares.  S&P Dow Jones defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

•
Buffer Rules. The index will be reviewed quarterly, and component securities that, in the opinion of the Index Committee, do not meet the following modified buffer rules with respect to market capitalization and liquidity will be removed:  (1) based on the VWAP over the last three trading days of the month-end prior to the quarterly review, the security must represent a minimum weight of 0.025% of the index, after including the QMV of that security in the total float capitalization of the index. In the event that any component security has a weight of more than 10% at any month-end, the minimum weights for the purpose of inclusion will be based on the S&P/TSX Capped Composite; (2) the security must have a minimum VWAP of C$1 over the past three months and over the last three trading days of the month-end prior to the quarterly review; and (3) liquidity, as measured by float turnover (total number of shares traded at Canadian trading venues in the previous 12 months divided by float-adjusted shares outstanding at the end of the period), must be 0.25.

•
Sector Classification. Stocks are classified by the GICS®.  S&P Dow Jones’ global indices endeavor to provide geographic and economic balance across the 10 GICS® Sectors. These Sectors, consistent across all S&P Dow Jones indices, are Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities.

Calculation of the S&P/TSX 60 Index

On any given day, the value of the S&P/TSX 60 Index is the quotient of the total float-adjusted market capitalization of its constituent securities and its divisor. Continuity in S&P/TSX 60 Index values is maintained by adjusting the divisor for all changes in the constituents' share capital after the base date. This includes additional and deletions to the S&P/TSX 60 Index, rights issues, share buy-backs and issuances, and spin-offs. The divisor's time series is, in effect, a chronological summary of all changes in affecting the base capital of the S&P/TSX 60 Index. The divisor is adjusted such that the value of the S&P/TSX 60 Index at an instant just prior to a change in base capital equals the index value at an instant immediately following that change

License Agreement

“S&P”, “Standard & Poor’s®”, S&P/TSX and S&P/TSX 60 are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor's and neither Standard & Poor’s nor TSX makes any representation regarding the advisability of investing in the Securities.

The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor's (“S&P”) or its third party licensors.  Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Underlying to track general stock market performance. S&P's and its third party licensor’s only relationship to us is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the Index which is determined, composed and calculated by S&P or its third party licensors without regard to us or the Securities. S&P and its third party licensors have no obligation to take the needs of us or the owners of the Securities into consideration in determining, composing or calculating the Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing levels of the Underlying from January 2, 2008 through October 28, 2014. The closing level of the S&P/TSX 60 Index on October 28, 2014 was 848.69.  We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the Securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Securities.

For additional information on the S&P/TSX 60 Index, see “The Underlying” herein.

Historical Information

Credit Suisse AG; Supplemental Use of Proceeds and Hedging

Credit Suisse AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on 22 April 1993 and is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by FINMA in Switzerland, is authorized by the Prudential Regulation Authority in the UK and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. CSLB is located at One Cabot Square, London EC14 4QJ, Tel: +44 20 7888 8888. For additional information, see “Credit Suisse AG” in the accompanying product supplement.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the Securities for all purposes under the Securities.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Securities may be used in connection with hedging our obligations under the Securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Supplemental Plan of Distribution

Under the terms of a distribution agreement with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $35.00 per $1,000.00 principal amount of Securities and will forgo fees for sales to fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the Securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.